PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

Virginia Financial Group Completes Issuance of

$20 Million Trust Preferred Securities

CULPEPER, VA, March 25, 2004 — Virginia Financial Group, Inc. (NASDAQ: VFGI) announced today that it has completed the issuance of $20 million of floating rate trust preferred securities offered by its wholly-owned subsidiary, VFG Limited Liability Trust.

The proceeds from the sale of the securities will be used for general corporate purposes which may include capital management for its affiliates, acquisitions, retirement of indebtedness, repurchase of the company’s common stock and other investments. Under the terms of the Trust Preferred transaction, the securities will mature in 30 years and are redeemable, in whole or in part, without penalty, at the option of Virginia Financial Group, Inc. after five years. The securities have a floating rate, which will be reset quarterly, with an initial rate of 3.84%.

Virginia Financial Group, Inc. is a Virginia based financial services holding company with over $1.4 billion in assets. The company’s principal subsidiary banks include Planters Bank & Trust Company of Virginia, Second Bank & Trust, Virginia Heartland Bank, and Virginia Commonwealth Trust Company with 37 banking locations and two loan production offices serving communities across Virginia.

This press release may include forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.